Exhibit 99.1
Core-Mark Sales Grow by more than 12% in the Third Quarter and 10% Year to Date
South San Francisco, California — November 8, 2010 — Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter and nine months ended September 30, 2010.
Third Quarter
Net sales were $1.99 billion for the third quarter of 2010 compared to $1.78 billion for the same period in 2009, a 12.2% increase. On a constant currency basis, net sales increased 11.3%. The primary drivers were increased volume to new and existing customers, excise tax inflation and additional sales to the customers of Finkle Distributor, Inc. (FDI) which the Company recently acquired.
Gross profit for the third quarter of 2010 was $106.1 million compared to $101.9 million for the same period last year. Remaining gross profit, which excludes cigarette holding profits, other tobacco tax gains and LIFO expense, was $109.0 million this quarter compared to $101.6 million in the third quarter of 2009, a 7.3% increase, or a 6.2% increase excluding an immaterial out of period adjustment related to the recognition of deferred vendor income.
The Company’s operating expenses for the third quarter of 2010 increased to $92.5 million compared to $85.8 million in the same quarter in 2009. Operating expenses in this year’s third quarter included $1.2 million of integration costs associated with the FDI acquisition. As a percent of net sales, total operating expenses decreased by 19 basis points.
Net income for the third quarter of 2010 was $8.7 million, or $0.78 per diluted share compared to $11.3 million, or $1.02 per diluted share for the same period in 2009. Diluted earnings per share were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.86 for the third quarter in both years.
“We view the third quarter as decent and consistent with our expectations. Sales remain healthy, particularly in our key strategic categories and we continue to focus on margin improvement,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “We are extremely pleased in welcoming our new family of customers through the Finkle acquisition. I am very proud of the hard work and success of our folks in achieving an exceptionally smooth integration.”
First Nine Months of 2010
Net sales were $5.41 billion for the first nine months of 2010 compared to $4.88 billion for the same period in 2009, a 10.9% increase. On a constant currency basis, net sales increased 9.0%. The primary drivers were volume increases in the non-cigarette categories, excise tax inflation and cigarette price inflation, in part due to the State Children’s Health Insurance Program legislation.

Gross profit for the first nine months of 2010 was $291.0 million compared to $307.5 million for the same period last year. Cigarette holding profits, net of Federal Excise Tax (FET) and manufacturer’s reimbursements, were $24.5 million in the first nine months of 2009 compared to $3.0 million for the same period this year. Remaining gross profit, which excludes cigarette holding profits, other tobacco tax gains, FET and LIFO expense, was $295.2 million in the first nine months of 2010 compared to $288.6 million in 2009, an increase of $6.6 million. However, the first nine months of this year included approximately $5.6 million less in non-cigarette income mainly in floor stock gains than the same period last year.
The Company’s operating expenses for the first nine months of 2010 increased to $262.3 million compared to $251.2 million for the same period in 2009. This increase included a $3.5 million increase in net fuel expense. In addition, operating expenses this year included $1.0 million related to the settlement of an auto liability claim previously assumed from the Fleming bankruptcy and $1.3 million of integration costs associated with the FDI acquisition. The first nine months of 2009 included $0.9 million in conversion costs related to the New England division. As a percent of net sales, total operating expenses decreased by 30 basis points.
Net income for the first nine months of 2010 was $16.8 million, or $1.47 per diluted share compared to $38.8 million or $3.59 per diluted share for the same period in 2009. Diluted earnings per share were impacted by several items, including the large disparity in cigarette holding profits, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $1.73 for the first nine months this year compared to $2.09 in the first nine months of 2009.
Guidance for 2010
The Company reiterated its annual sales guidance of $7.1 billion for 2010, including expected sales from its recently announced FDI acquisition. However, management lowered its expectation for capital expenditures from $19 to $17 million for 2010.
Investors Conference Call
Core-Mark will host an earnings call on Tuesday, November 9, 2010 at 9:00 a.m. Pacific time during which management will review the results of the third quarter ended September 30, 2010. The call may be accessed by dialing 1-800-588-4973 using the code 26161518. The call may also be listened to on the Company’s internet website www.core-mark.com.
An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.
Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 26,000 customer locations in the U.S. and Canada through 24 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

SEC Regulation G — Non-GAAP Information
This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 and granted the U.S. federal Food & Drug Administration the authority to regulate the production and marketing of tobacco products in the U.S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$44.8	$17.7
Restricted cash	12.4	12.4
Accounts receivable, net of allowance for doubtful accounts of $8.4 and $9.1, respectively	196.6	161.1
Other receivables, net	38.7	39.6
Inventories, net	233.1	275.5
Deposits and prepayments	71.8	42.2
Deferred income taxes	3.3	3.6

Total current assets	600.7	552.1

Property and equipment, net	85.2	83.8
Deferred income taxes	1.2	5.3
Goodwill	4.6	3.7
Other non-current assets, net	36.5	33.0

Total assets	$728.2	$677.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90.0	$63.2
Book overdrafts	15.4	19.4
Cigarette and tobacco taxes payable	143.6	132.3
Accrued liabilities	69.6	59.6
Income taxes payable	0.3	—
Deferred income taxes	0.6	0.6

Total current liabilities	319.5	275.1

Long-term debt, net	0.7	20.0
Other long-term liabilities	4.5	4.3
Claims liabilities, net of current portion	33.5	32.6
Pension liabilities	15.1	15.7

Total liabilities	373.3	347.7

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,358,593 and 11,001,632 shares issued; 10,863,231 and 10,506,270 shares outstanding at September 30, 2010 and December 31, 2009, respectively)	0.1	0.1
Additional paid-in capital	223.8	216.2
Treasury stock at cost (495,362 shares of common stock at September 30, 2010 and December 31, 2009)	(13.2)	(13.2)
Retained earnings	146.4	129.6
Accumulated other comprehensive loss	(2.2)	(2.5)

Total stockholders’ equity	354.9	330.2

Total liabilities and stockholders’ equity	$728.2	$677.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$1,993.6	$1,776.1	$5,410.0	$4,879.7
Cost of goods sold	1,887.5	1,674.2	5,119.0	4,572.2

Gross profit	106.1	101.9	291.0	307.5

Warehousing and distribution expenses	55.8	51.1	157.0	146.3
Selling, general and administrative expenses	36.2	34.2	103.8	103.3
Amortization of intangible assets	0.5	0.5	1.5	1.6

Total operating expenses	92.5	85.8	262.3	251.2

Income from operations	13.6	16.1	28.7	56.3
Interest expense	(0.8)	(0.4)	(1.9)	(1.3)
Interest income	0.2	—	0.3	0.2
Foreign currency transaction gains (losses), net	0.4	0.4	(0.2)	2.0

Income before income taxes	13.4	16.1	26.9	57.2
Provision for income taxes	(4.7)	(4.8)	(10.1)	(18.4)

Net income	$8.7	$11.3	$16.8	$38.8

Basic income per common share(1)	$0.81	$1.08	$1.56	$3.71
Diluted income per common share(1)	$0.78	$1.02	$1.47	$3.59

Basic weighted-average shares	10.8	10.5	10.8	10.5
Diluted weighted-average shares	11.3	11.0	11.4	10.8

Note (1):	Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$16.8	$38.8
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	8.2	5.3
Amortization of debt issuance costs	0.4	0.4
Amortization of stock-based compensation	3.7	3.8
Bad debt expense, net	0.8	1.4
Depreciation and amortization	14.4	13.6
Foreign currency transaction losses (gains), net	0.2	(2.0)
Deferred income taxes	4.4	4.9
Changes in operating assets and liabilities:
Accounts receivable	(14.9)	(17.8)
Other receivables	0.9	(6.7)
Inventories	44.8	16.6
Deposits, prepayments and other non-current assets	(31.1)	(6.1)
Accounts payable	26.6	5.2
Cigarette and tobacco taxes payable	10.6	(3.3)
Pension, claims and other accrued liabilities	8.2	1.8
Income taxes payable	0.3	0.1

Net cash provided by operating activities	94.3	56.0

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(35.9)	—
Restricted cash	0.2	(1.5)
Additions to property and equipment, net	(9.3)	(13.5)
Capitalization of software	(0.9)	(0.3)

Net cash used in investing activities	(45.9)	(15.3)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(19.2)	(30.0)
Payments of financing costs	(1.8)	—
Repurchases of common stock (treasury stock)	—	(2.2)
Proceeds from exercise of common stock options and warrants	4.0	1.0
Tax withholdings related to net share settlements of restricted stock units	(1.1)	(0.3)
Excess tax deductions associated with stock-based compensation	1.0	0.2
Decrease in book overdrafts	(4.0)	(4.0)

Net cash used in financing activities	(21.1)	(35.3)
Effects of changes in foreign exchange rates	(0.2)	0.2
Increase in cash and cash equivalents	27.1	5.6
Cash and cash equivalents, beginning of period	17.7	15.7

Cash and cash equivalents, end of period	$44.8	$21.3

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$10.4	$11.5
Interest	1.1	0.8
Non-cash investing activities:
Contingent consideration related to acquisition of business	$1.0	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase/			% Increase/
	2010(a)	2009(a)	(Decrease)	2010(a)	2009(a)	(Decrease)

Net Income	$8.7	$11.3	(23.0%)	$16.8	$38.8	(56.7%)

Diluted shares	11.3	11.0		11.4	10.8

GAAP Diluted EPS	$0.78	$1.02		$1.47	$3.59
LIFO expense	0.15	0.01		0.42	0.30
Cigarette inventory holding losses (profits) (1)	—	0.01		(0.16)	(1.97)
Federal floor stock tax (2)	—	—		—	0.65
Foreign exchange (gain)/loss	(0.02)	(0.02)		0.01	(0.11)
Legacy insurance claim (3)	—	—		0.05	—
Integration & conversion costs (4)	0.06	—		0.07	0.05
OTP tax items (5)	—	(0.03)		(0.04)	(0.03)
Deferred vendor income (6)	(0.06)	—		(0.04)	—
Tax items (7)	(0.05)	(0.13)		(0.05)	(0.39)

Non-GAAP Diluted EPS (8)	$0.86	$0.86	0.0%	$1.73	$2.09	(17.2%)

The decrease in GAAP diluted EPS for the nine months ended September 30, 2010 was also impacted by $5.6 million less in non-cigarette income primarily from lower floor stock gains.

(1)	Cigarette inventory holding profits

Cigarette holding profits/losses for the three months ended September 30, 2010 and 2009, were insignificant. For the nine months ended September 30, 2010, cigarette holding profits were $3.0 million, compared to $35.1 million for the same period in 2009. The significant cigarette holding profits for the nine months ended September 30, 2009, were due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children’s Health Insurance Program (SCHIP) legislation.

(2)	Federal floor stock tax The net Federal floor stock tax which was imposed as part of the SCHIP legislation for the nine months ended September 30, 2009, was $11.5 million.

(3)	Legacy insurance claim During the nine months ended September 30, 2010, we incurred $1.0 million of costs related to settlement of a legacy insurance claim related to Fleming, our former parent.

(4)	Integration & conversion costs

During the three and nine months ended September 30, 2010, we incurred integration costs related to acquiring Finkle Distributors, Inc. of approximately $1.2 million and $1.3 million, respectively. During the nine months ended September 30, 2009, we incurred approximately $0.9 million of costs related to the integration of our New England division onto our information technology platform.

(5)	OTP tax items

For the nine months ended September 30, 2010, we recognized a $0.6 million gain in Other Tobacco Products (OTP) resulting from a state tax method change. For the three and nine months ended September 30, 2009, we recognized an OTP tax refund of $0.6 million.

(6)	Deferred vendor income

In the third quarter of 2010, we recorded an out of period adjustment of $1.1 million related to the recognition of deferred vendor income, of which $0.7 million related to prior years. The adjustment is immaterial to any prior period.

(7)	Tax items

The provision for income taxes for the nine months ended September 30, 2010, included a $0.6 million benefit including $0.1 million of interest, compared to a $4.1 million benefit including $1.2 million of interest for the same period in 2009. The net benefits related primarily to the expiration of the statute of limitations for uncertain tax positions and changes to prior year estimates based on finalization of tax returns.

(8)	Non-GAAP Diluted EPS

The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.65% for the three and nine months ended September 30, 2010 and approximately 39.30% for the same periods in 2009, except for the tax items.

(a)	Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.